Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Biolase, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2019, relating to the consolidated financial statements and schedule of Biolase, Inc., which are incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

October 16, 2019